Exhibit 10.1

EXECUTION VERSION

SECOND AMENDMENT AND JOINDER TO CREDIT AGREEMENT

THIS SECOND AMENDMENT AND JOINDER TO CREDIT AGREEMENT (this “Amendment”), dated as of March 28, 2013 (the “Effective Date”), is entered into by and among VENOCO, INC. (the “Company”) and the undersigned lenders party to the Credit Agreement defined below, and acknowledged by CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, this Amendment is in respect of that certain Fifth Amended and Restated Credit Agreement, dated as of October 3, 2012, among the Company, the Guarantors from time to time parties thereto, the several financial institutions from time to time parties thereto as Lenders, the Administrative Agent, the Arranger, the Syndication Agent and the Documentation Agent and the other Persons from time to time parties thereto (as amended, supplemented, restated or otherwise modified, the “Credit Agreement”);

WHEREAS, the Company has requested (1) an increase in the Aggregate Commitment pursuant to Section 2.16 of the Credit Agreement, (2) an increase in the Borrowing Base, (3) an amendment to Section 8.12 of the Credit Agreement to make adjustments regarding certain financial covenants and (4) certain other modifications to the Credit Agreement specified below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1.        Definitions; Rules of Interpretation. Unless otherwise defined in this Amendment, each capitalized term used in this Amendment has the meaning assigned to such term in the Credit Agreement. The rules of interpretation set forth in Section 1.2 of the Credit Agreement are incorporated in this Amendment as if set forth in the Amendment.

SECTION 2.        Amendment to Section 1.1 of the Credit Agreement. The following new definition is hereby inserted into Section 1.1 of the Credit Agreement in alphabetical order:

“Consolidated Secured Debt Leverage Ratio” means as at the last day of any period of four consecutive fiscal quarters of the Company, commencing with the fiscal quarter ended March 31, 2013, as the last quarter in the initial period of four consecutive fiscal quarters contemplated hereby, the ratio of (a) Consolidated Total Debt as of such day that is secured to (b) Consolidated EBITDA for such period.

SECTION 3.        Amendment to Section 1.1 of the Credit Agreement. The following definitions are amended and restated in their entirety to read as follows:

“Consolidated EBITDA” means with respect to the Company and its Restricted Subsidiaries on a consolidated basis for any fiscal period, without duplication, (a) Consolidated Net Income plus (b) depreciation, depletion, amortization, adjustments resulting from the application of ASC 718 and ASC

505-50 and other non-cash items reducing Consolidated Net Income plus (c) Consolidated Interest Expense plus (d) income tax expense plus (e) one-time expenses in an amount up to but not exceeding $10,000,000 incurred in connection with the Merger and the financing of the Merger plus (f) non-cash expenses for any employee stock ownership plan or stock appreciation rights plan minus (g) any non-cash items increasing Consolidated Net Income, all determined in accordance with GAAP. For purposes of Section 8.12(a) and Section 8.12(c), Consolidated EBITDA shall be calculated to give pro forma effect to Acquisitions and Dispositions as if such Acquisition(s) or Disposition(s) had been consummated on the first day of the period of four consecutive fiscal quarters ending on the relevant date of calculation.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of (A) the ownership or acquisition of any equity interests in any Lender or any Parent Company by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (B) an undisclosed administration.

SECTION 4.        Amendment to Section 2.6 of the Credit Agreement. Clause (f) of Section 2.6 of the Credit Agreement is hereby amended by inserting the following new subclause (iv) immediately following the last clause of such Section 2.6(f).

(iv)          The Company shall prepay the Loans within five Business Days after its receipt of any cash proceeds from the Proposed Disposition (as defined in that certain Second Waiver to Credit Agreement, dated as of December 27, 2012, by and among the Company and the Lenders party thereto and acknowledged by the Administrative Agent).

SECTION 5.        Amendment to Article VI of the Credit Agreement. Article VI of the Credit Agreement is hereby amended by adding the following new Section 6.30 at the end of such Article VI:

Section 6.30          OFAC. None of the Company or any Guarantor nor, to the knowledge of Company, any director, officer or Affiliate of Company or any of its

Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

SECTION 6.        Amendment to Section 7.1 of the Credit Agreement. Section 7.1(a) of the Credit Agreement is hereby amended by adding the following to the end of such Section before the semicolon:

provided, that notwithstanding the foregoing, the financial statements in respect of the year ending December 31, 2012 may be delivered on or prior to April 15, 2013

SECTION 7.        Amendment to Section 7.2 of the Credit Agreement. Section 7.2 of the Credit Agreement is hereby amended by amending and restating clauses (a) and (b) in their entirety to read as follows:

(a)              as soon as available, but not later than 60 days after the close of the first three fiscal quarters of each year and 90 days after the close of each fiscal year, a Quarterly Status Report in a form reasonably acceptable to the Lenders, as of the last day of the immediately preceding quarter; provided, that notwithstanding the foregoing, the Quarterly Status Report in respect of the fiscal quarter ending December 31, 2012 may be delivered on or prior to April 15, 2013;

(b)              concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), a Compliance Certificate executed by a Responsible Officer;

SECTION 8.        Amendment to Section 8.12 of the Credit Agreement.

(a)           Section 8.12(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)             Consolidated Leverage Ratio. The Company shall not permit the Consolidated Leverage Ratio to exceed (i) for any fiscal quarter ending on or before September 30, 2013, 5.75 to 1.00, (ii) for the fiscal quarter ending on December 31, 2013, 5.00 to 1.00, (iii) for the fiscal quarter ending on March 31, 2014, 4.75 to 1.00, (iv) for the fiscal quarter ending on June 30, 2014, 4.50 to 1.00, and (v) for any fiscal quarter ending thereafter, 4.00 to 1.00.

(b)           Section 8.12 of the Credit Agreement is hereby amended by inserting the following new clause (d) at the end of such Section 8.12:

(d)             Consolidated Secured Debt Leverage Ratio. The Company shall not permit the Consolidated Secured Debt Leverage Ratio for any fiscal quarter ending on or after March 31, 2013 and for which the Consolidated Leverage Ratio is greater than 3.75 to 1.00 to exceed 2.00 to 1.00.

SECTION 9.        Amendment to Section 8.19 of the Credit Agreement. Section 8.19 of the Credit Agreement is hereby amended by inserting the following sentence at the end of such Section 8.19:

The Company will not directly or indirectly use the proceeds of the Credit Extensions or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

SECTION 10.      Amendment to Section 9.3 of the Credit Agreement. Section 9.3 of the Credit Agreement is amended by inserting the phrase “and any amounts received by the Administrative Agent or any Lender under or pursuant to the Guaranty” immediately following the phrase “The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies or otherwise”.

SECTION 11.      Amendment to Exhibit C. Exhibit C to the Credit Agreement is hereby amended by amending and restating Schedule A to such Exhibit C as set forth on Schedule A to this Amendment.

SECTION 12.      Representations and Warranties, Etc. The Company and each of the Loan Parties represents and warrants to the Administrative Agent, the Issuing Lender and the Lenders that as of the Effective Date and after giving effect to the amendments and waivers in this Amendment:

(a)             each of the representations and warranties by the Loan Parties contained in the Credit Agreement and in the other Loan Documents are true and correct on and as of such date in all material respects as though made as of the date hereof, except those that by their terms relate solely as to an earlier date, in which event they shall be true and correct in all material respects on and as of such earlier date;

(b)             the execution, delivery and performance of this Amendment has been duly authorized by all requisite organizational action on the part of the Company and each other Loan Party;

(c)             the Credit Agreement as amended hereby and each other Loan Documents constitute valid and legally binding agreements enforceable against each Loan Party that is a party thereto in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

(d)             no Default or Event of Default exists under the Credit Agreement, any of the other Loan Documents or any of the Second Lien Loan Documents.

SECTION 13.      Ratification. The Company and each other Loan Party hereby ratifies and confirms, as of the Effective Date, (a) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, as such covenants and agreements may be modified by this Amendment and the transactions contemplated thereby and (b) all of the Obligations under the Credit Agreement and the other Loan Documents.

SECTION 14.      Effectiveness. This Amendment shall become effective as of the Effective Date when all of the conditions set forth in this Section 14 have been satisfied. Notwithstanding the foregoing, in the event the conditions precedent set forth in this Section 14 are not satisfied on or before March 31, 2013, this Amendment shall not become effective.

(a)             The Administrative Agent shall have received executed counterparts of this Amendment from the Company, the Guarantors, the Administrative Agent, the Required Lenders and each New Lender (as defined below). For the avoidance of doubt, the “Required Lenders” shall be determined on and as of the Effective Date and before giving effect to the joinder specified in Section 15 hereof.

(b)             The Administrative Agent shall have received from the Company a certificate of each Loan Party dated as of the Aggregate Commitment Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of each such Loan Party

(i)            certifying and attaching the resolutions adopted by such Loan Party authorizing the Aggregate Commitments as increased, and

(ii)           in the case of the Company, certifying (1) as to the matters set forth in Section 5.2(b) of the Credit Agreement (provided that the references to “Borrowing Date” shall be deemed to be “Aggregate Commitment Increase Effective Date”), Section 5.2(c), and Section 5.2(d) and (2) that as of the Aggregate Commitment Increase Effective Date and after giving effect to the increase in the Aggregate Commitment being made on such date, such increase in the Aggregate Commitment is permitted under the Second Lien Loan Documents, the Senior Notes Indentures and the Exchange Notes Indentures.

(c)             After giving effect to the joinder of New Lenders pursuant to Section 15 of this Amendment, and the other transactions to occur on the Effective Date, including any Credit Extensions, the Company shall have at least $30,000,000.00 in the aggregate of cash, Cash Equivalents and Unused Availability under this Agreement in excess of the amount that would be required to pay off and terminate the Second Lien Loan Documents and the Administrative Agent shall have received a certificate duly executed by a Responsible Officer of the Company (i) certifying as to the outstanding principal amount and accrued, unpaid interest under the Second Lien Loan Documents on the Effective Date and (ii) demonstrating in reasonable detail that the Company has the minimum liquidity set forth in this clause (c).

(d)             The Administrative Agent shall have received all reasonable out-of-pocket fees, costs and expenses incurred in connection with the negotiation, preparation,

execution and delivery of this Amendment and related documents (including the fees, charges and disbursements of counsel to the Administrative Agent) for which the Company has received an invoice at least one Business Day before the Effective Date.

(e)             The Administrative Agent shall have received, for the ratable account of each Lender, the Second Amendment Fees (as defined below).

SECTION 15.      Joinder and Increased Borrowing Base.

(a)             Joinder. If the conditions set forth in Section 14 are satisfied, the Aggregate Commitments shall be increased on and effective as of the Effective Date (herein, the “Aggregate Commitment Increase Effective Date”) to the aggregate of the Commitments set forth on Annex I attached to this Amendment.

(i)      Effective on the Aggregate Commitment Increase Effective Date, each financial institution identified on Annex I attached to this Amendment as a “New Lender” (each, a “New Lender”) hereby becomes a party to the Credit Agreement as a Lender pursuant to Section 2.16 of the Credit Agreement. By its execution of this Amendment, each New Lender (i) agrees to become, as of the Aggregate Commitment Increase Effective Date, a Lender under the Credit Agreement as if originally a signatory thereto and to be bound by the terms of the Credit Agreement (as amended hereby) and each of the Loan Documents and to perform the obligations and duties of a Lender under the Credit Agreement and (ii) authorizes the Administrative Agent to act as its agent under the Credit Agreement and the other Loan Documents.

(ii)      Pursuant to Section 2.16(c) of the Credit Agreement, the Administrative Agent is hereby giving notice to the Company and the Lenders of the Aggregate Commitment Increase Effective Date and that the final allocations are set forth on Annex I attached to this Amendment. The Company shall prepay any Loans outstanding on the Aggregate Commitment Increase Effective Date (and pay any additional amounts required pursuant to Section 3.4 of the Credit Agreement) to the extent necessary to keep the outstanding Loans ratable with the Pro Rata Share set forth on Annex I attached to this Amendment.

(iii)      For the Commitment increase set forth in this Amendment only, the Required Lenders hereby waive the 10 Business Day advance notice requirement in Section 2.16(a) of the Credit Agreement for increased Commitments.

(b)             Borrowing Base.

(i)        If the conditions set forth in Section 14 of this Amendment are satisfied, the Borrowing Base under the Credit Agreement is hereby increased from $175,000,000 to $270,000,000, effective on the Aggregate Commitment Increase Effective Date, such increase to be effective until the reduction in the Borrowing Base specified in subclause (ii) of this Section 15(b), if such reduction occurs pursuant to the terms of such subsection, or until such time as the Borrowing Base is redetermined in accordance with the Credit Agreement.

(ii)             If the covenant set forth in Section 16 of this Amendment is not satisfied on or before the Trigger Date (as defined below) and the conditions set forth in Section 15(c) of this Amendment have not been met on or prior to the Trigger Date, the Borrowing Base shall be reduced from $270,000,000 to $175,000,000 automatically and without further action by the Borrower, Administrative Agent, any Lender or any other Person, such reduction to be effective from the Trigger Date until such time as the Borrowing Base is redetermined in accordance with the Credit Agreement. If a Borrowing Base Deficiency results from such reduction, then the Company shall immediately cure such Borrowing Base Deficiency by no later than 4:00 PM, Houston time, on the Trigger Date, by prepaying the Loans in an aggregate principal amount equal to such excess, together with interest on the principal amount paid and accrued to the date of such prepayment and if any excess remains after prepaying the Loans because of any Letter of Credit Outstandings, Cash Collateralize an amount equal to such excess.

(iii)             For the avoidance of doubt, the Borrower shall not receive a refund of any Second Amendment Fees even if the Borrowing Base is reduced on the Trigger Date in accordance with Section 15(b)(ii) of this Amendment.

(c)           Conditions to Maintaining Increases. On or before Friday, March 29, 2013 (the “Trigger Date”), the Administrative Agent shall have received evidence of payment by the Company of all accrued and unpaid fees, costs and expenses owed pursuant to the Second Lien Loan Documents and satisfaction of all other Obligations (as defined in the Second Lien Term Loan Agreement) arising from or in connection with the Second Lien Loan Documents. In connection therewith the Required Lenders hereby consent and agree to such payments in respect of the Second Lien Loan Documents notwithstanding the provisions of the Credit Agreement, including Section 8.9 thereof.

SECTION 16.      Additional Covenant. As an additional affirmative covenant under the Loan Documents, on or before the Trigger Date, the Company shall pay all accrued and unpaid fees, costs and expenses owed pursuant to the Second Lien Loan Documents and satisfaction of all other Obligations (as defined in the Second Lien Term Loan Agreement) arising from or in connection with the Second Lien Loan Documents.

SECTION 17.      Second Amendment Fees. As consideration for the Commitments of each Lender under the Credit Agreement (after giving effect to this Amendment), the Borrower agrees to pay to the Administrative Agent for the ratable account of each Lender the amendment and upfront fees agreed upon in a separate fee letter with the Administrative Agent (the “Second Amendment Fees”). All Second Amendment Fees will be payable on the Effective Date in immediately available funds. The Borrower agrees that, once paid, the Second Amendment Fees shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by this Amendment are consummated and will not be subject to counterclaim or set-off, or be otherwise affected by, any claim or dispute relating to any other matter.

SECTION 18.      Governing Law; Severability; Integration. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. If any provision of this Amendment or any other Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Amendment and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 19.      Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original and all of which when taken together shall constitute a single document.

SECTION 20.      Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; provided, however, that (a) the Company may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender; and (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 11.8 of the Credit Agreement.

SECTION 21.      Miscellaneous. (a) On and after the effectiveness of this Amendment, each reference in each Loan Document to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended, waived or otherwise modified by this Amendment; (b) this Amendment is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement; and (c) a facsimile signature of any party hereto shall be deemed to be an original signature for purposes of this Amendment.

SECTION 22.      ENTIRE AGREEMENT. THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

(Remainder of Page Left Intentionally Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

COMPANY:

VENOCO, INC.

By:	/s/ Ed O’Donnell
Name:	Ed O’Donnell
Title:	Chief Executive Officer

GUARANTORS:

WHITTIER PIPELINE CORPORATION

By:	/s/ Ed O’Donnell
Name:	Ed O’Donnell
Title:	Chief Executive Officer

TEXCAL ENERGY (LP) LLC
By: VENOCO, INC., its Manager

By:	/s/ Ed O’Donnell
Name:	Ed O’Donnell
Title:	Chief Executive Officer

TEXCAL ENERGY (GP) LLC

By:	/s/ Ed O’Donnell
Name:	Ed O’Donnell
Title:	Chief Executive Officer

S-1

TEXCAL ENERGY SOUTH TEXAS L.P.
By:	TEXCAL ENERGY (GP) LLC,
as general partner

By:	/s/ Ed O’Donnell
Name:	Ed O’Donnell
Title:	CEO

ADMINISTRATIVE AGENT AND A LENDER:

CITIBANK, N.A., as Administrative Agent and as a Lender

By:	/s/ John Miller
	Name:	John Miller
	Title:	Vice President

LENDER:

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Terry Donovan
	Name:	Terry Donovan
	Title:	Managing Director

LENDER:

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Chulley Bogle
	Name:	Chulley Bogle
	Title:	Vice President

LENDER:

RB INTERNATIONAL FINANCE (USA) LLC, as a Lender

By:	/s/ Shirley Ritch
Name:	Shirley Ritch
Title:	Vice President

By:	/s/ John A. Valiska
Name:	John A. Valiska
Title:	First Vice President

LENDER:

BOKF, NA dba BANK OF OKLAHOMA, as a Lender

By:	/s/ Guy C. Evangelista
Name:	Guy C. Evangelista
Title:	SVP

LENDER:

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Joseph Scott
Name:	Joseph Scott
Title:	Director

LENDER:

AMEGY BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kevin Donaldson
Name:	Kevin Donaldson
Title:	Senior Vice President

LENDER:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Christopher Day
Name:	Christopher Day
Title:	Vice President

By:	/s/ Wei-Jen Yuan
Name:	Wei-Jen Yuan
Title:	Associate

NEW LENDER:

SOVEREIGN BANK, N.A., as a Lender

By:	/s/ Aidan Lanigan
Name:	Aidan Lanigan
Title:	SVP

By:	/s/ George Louis McKinley
Name:	George Louis McKinley
Title:	Vice President

NEW LENDER:

ABN AMRO CAPITAL USA LLC, as a Lender

By:	/s/ Elizabeth Johnson
Name:	Elizabeth Johnson
Title:	Vice President

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

S-2

ANNEX I

Commitments and Pro Rata Shares

		Existing Lender/
Financial Institution	Commitment	New Lender
Citibank, N.A.	$35,000,000.00	Existing Lender
The Bank of Nova Scotia	$25,000,000.00	Existing Lender
KeyBank National Association	$27,500,000.00	Existing Lender
RB International Finance (USA) LLC	$35,000,000.00	Existing Lender
BOKF, NA dba Bank of Oklahoma	$25,000,000.00	Existing Lender
Bank of America, N.A.	$25,000,000.00	Existing Lender
Amegy Bank National Association	$20,000,000.00	Existing Lender
Credit Suisse AG, Cayman Islands Branch	$15,500,000.00	Existing Lender
Sovereign Bank, N.A.	$25,000,000.00	New Lender
ABN AMRO Capital USA LLC	$35,000,000.00	New Lender

TOTAL	$268,000,000.00

(End of Annex I)